Exhibit 10.1

TENNANT COMPANY

EXECUTIVE OFFICER SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

October 4, 2018

i

TENNANT COMPANY EXECUTIVE OFFICER

SEVERANCE PLAN

(Effective October 4, 2018)

Tennant Company, including the affiliated company of Tennant Sales and Service Company, has determined to provide certain Qualified Executive Officers with severance benefits, as provided in this Tennant Company Executive Officer Severance Plan (this document together with any Exhibits hereto, “Executive Officer Plan”). It is the intention of Tennant that this Executive Officer Plan comply with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Code”), including Section 409A (to the extent applicable), and that this Plan is an employee welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”).

This document and the referenced Exhibits serve as the written “plan document” under ERISA. This document and the applicable Exhibit (or Exhibits) serve as the “summary plan description” of the Executive Officer Plan for purposes of ERISA. There are other summary plan descriptions for other groups of employees.

ARTICLE I.

Definitions

The following terms used throughout the Executive Officer Plan have a specific meaning when used with initial capital letters. However, certain Exhibits are incorporated into the Executive Officer Plan by reference and may contain different or additional definitions.

Section 1.1                                    Benefits. “Benefits” means separation pay consisting of certain cash severance payments and other benefits that may be provided to a Participant under this Executive Officer Plan in accordance with Article II.

Section 1.2                                    Board of Directors.  “Board of Directors” means the Board of Directors of Tennant Company.

Section 1.3                                    Exhibit. An “Exhibit” describes particularized information regarding Executive Officer Plan Benefits.  Each Exhibit is incorporated in and made part of this Executive Officer Plan.

Section 1.4                                    Participant. A “Participant” is a Qualified Executive Officer who becomes a Participant under Section 2.3 of the Executive Officer Plan and has not ceased to be a Participant under Section 2.4 of the Executive Officer Plan.

Section 1.5                                    Executive Officer Plan. “Executive Officer Plan” means the “Tennant Company Executive Officer Severance Plan,” as it may be amended from time to time, including all Exhibits referred to herein and incorporated by reference.

Section 1.6                                    Executive Officer Plan Administrator.  The “Executive Officer Plan Administrator” shall be Tennant Company.

Section 1.7                                    Cause.  Prior to or after the Transition Period, “Cause” means:

(a)                                 The employee’s material breach of any written agreement with Tennant, including without limitation the Restrictive Covenants Agreement, which is not remedied (if capable of being remedied) within thirty (30) days after the employee’s receipt of written notice thereof;

(b)                                 an act or acts of dishonesty undertaken by the employee and intended to result in gain or personal enrichment of the employee at the expense of Tennant;

(c)                                  persistent failure by the employee to perform the duties of the employee’s employment, which failure is demonstrably willful and deliberate on the part of the employee and constitutes gross neglect of duties by the employee and which is not remedied within ninety (90) days after the employee’s receipt of written notice thereof;

(d)                                 the employee’s material violation of any Tennant policy, including without limitation Tennant’s Respectful Workplace Behavior policy and the No Discrimination and No Harassment policy statements in the Tennant Company Business Ethics Guide, which is not remedied (if capable of being remedied) within thirty (30) days after the employee’s receipt of written notice thereof; or

(e)                                  the employee being charged with, indicted for or convicted of, or pleading guilty or “no contest” to, any felony or other crime involving moral turpitude.

During the Transition Period, “Cause” means:

(a)                                 persistent failure by the employee to perform the duties of the employee’s employment, which failure is demonstrably willful and deliberate on the part of the employee and constitutes gross neglect of duties by the employee and which is not remedied within ninety (90) days after receipt of written notice thereof; or

(b)                                 the indictment or conviction of the employee for a felony if the act or acts constituting the felony are substantially detrimental to Tennant or its reputation.

Section 1.8                                    Change in Control. A “Change in Control” means the occurrence of one of the following events:

(a)                                 50% or more of the directors of Tennant shall be persons other than persons:

(i)            in favor of whose election proxies shall have been solicited by the Board of Directors, or

(ii)           who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships, provided that any such individual whose initial assumption of office occurs as a result of either an actual or threatened contested election (with any such threat having been made in writing and identifying such individual) shall not be considered to have been elected or appointed pursuant to clause (i) or (ii) above;

(b)                                 35% or more of (i) the combined voting power of the then outstanding voting securities of Tennant entitled to vote generally in the election of directors (“Outstanding Tennant Voting Securities”) or (ii) the then outstanding shares of common stock of Tennant (“Outstanding Tennant Common Stock”) is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto (the “Exchange Act”)) by any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute a Change in Control:

(A)                               any acquisition or beneficial ownership by Tennant or a subsidiary of Tennant, or

(B)                               any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Tennant or one or more of its subsidiaries, or

(C)                               any acquisition or beneficial ownership by a Qualified Executive Officer or any group that includes such Qualified Executive Officer, or

(D)                               any acquisition or beneficial ownership by a parent entity of Tennant (after giving effect to the merger or statutory share exchange) or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, directly or indirectly of 100% of the Outstanding Tennant Voting Securities as a result of a merger or statutory share exchange that complies with clauses (c)(i), (ii) and (iii) below in all respects;

(c)                                  Tennant consummates a merger of Tennant with or into another entity, a statutory share exchange of Outstanding Tennant Voting Securities or Outstanding Tennant Common Stock or a sale or other disposition of all or substantially all of the assets of Tennant (in one transaction or a series of transactions (each, a “Business Combination”), other than a Business Combination in which:

(i)          the persons who were the beneficial owners, respectively, of the Outstanding Tennant Voting Securities and Outstanding Tennant Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, immediately after the Business Combination, more than 50% of, respectively, the then outstanding voting power of the voting securities (or comparable equity interests)

entitled to vote generally in the election of directors or similar governing body and the then outstanding common stock of the surviving or acquiring entity in the Business Combination or its direct or indirect parent entity (beneficially owning 100% of the surviving entity) in substantially the same proportions (except for those exercising statutory dissenters rights) as their ownership of the Outstanding Tennant Voting Securities and Outstanding Tennant Common Stock immediately prior to the Business Combination,

(ii)           if voting securities of the direct or indirect parent entity of Tennant (after giving effect to the Business Combination) are exchanged for Outstanding Tennant Voting Securities in the Business Combination, all holders of any class or series of Outstanding Tennant Voting Securities immediately prior to the Business Combination have the right to receive substantially the same per share consideration in exchange for their Outstanding Tennant Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters rights), and

(iii)          no individual, entity or group (other than a direct or indirect, parent entity that, after giving effect to the Business Combination, directly or indirectly through one or more wholly owned subsidiaries, beneficially owns 100% of the outstanding voting securities of the entity resulting from the Business Combination) beneficially owns, directly or indirectly, immediately after the Business Combination, 35% or more of the voting power of the outstanding voting securities or the outstanding common stock of the entity (or comparable equity interests) of Tennant or the surviving or acquiring entity resulting from the Business Combination, unless a majority of the voting power of voting stock (or the voting equity interest) of the surviving entity or its parent entity or of any entity acquiring all or substantially all of the assets of Tennant (in the case of a merger, consolidation or disposition of assets) or Tennant or its parent entity (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by the Qualified Executive Officer or a group of persons, including the Qualified Executive Officer, acting in concert;

(d)                                 the shareholders of Tennant approve a definitive agreement or plan to liquidate or dissolve Tennant; or

(e)

(i)            Tennant enters into an agreement in principle or a definitive agreement relating to a Change in Control described in clause (a), (b) or (c) above which, within twenty-four (24) months after such commencement, results in a Change in Control described in clause (a), (b) or (c) hereof,

(ii)           a tender or exchange offer or proxy contest is commenced which, within twenty-four (24) months after such commencement, results in a Change in Control described in clause (a) or (b) hereof, or

(iii)          an involuntary termination of employment of the Qualified Executive Officer’s employment by Tennant without Cause, prior to an event that would otherwise constitute a Change in Control, and such Qualified Executive Officer reasonably demonstrates that such event (A) was requested by a third party that has previously taken other steps reasonably calculated to result in a Change in Control described in clause (a), (b) or (c) hereof and which, within twenty-four (24) months after such termination, results in a Change in Control described in clause (a), (b) or (c) hereof, or (B) otherwise arose in connection with or in anticipation of a Change in Control described in clause (a), (b), (c) or (d) that occurs within twenty-four (24) months after such termination.

Section 1.9                                    Disability.  “Disability” means a continuing condition of the employee that has been determined to meet the criteria set forth in Tennant’s Long-Term Disability Plan, or similar successor plan, to render the employee eligible for long-term disability benefits under said plan, whether or not the employee is in fact covered by such plan.  The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Executive Officer Plan Administrator.

Section 1.10                             Good Reason.  “Good Reason” means the initial occurrence of any of the following actions by Tennant during the Transition Period without the employee’s written consent:

(a)                                 Tennant’s material breach of this Executive Officer Plan or any written employment agreement with the employee (if any);

(b)                                 the assignment to the employee of duties and responsibilities that are substantially inconsistent with the employee’s position with Tennant, or the material reduction of the employee’s position, authority, duties, or responsibilities, as such position, authority, duties or responsibilities are in effect immediately prior to the Change in Control, other than for Cause or on account of Disability, including but not limited to a material reduction in the employee’s budget authority or the number of employees reporting to the employee, or the removal of the employee form or failure to reappoint or re-elect the employee to any title or position as a corporate officer;

(c)                                  the material reduction of the employee’s base salary or target short term incentive compensation opportunity;

(d)                                 a material reduction in the authority, duties, or responsibilities of the person to whom the employee reports;

(e)                                  Tennant fails to obtain assumption of this Executive Officer Plan by any successor in a Change in Control;

(f)                                   Tennant requires the employee to relocate to any place other than a location within twenty-five (25) miles of the location at which the employee performed duties immediately prior to the Change in Control or, if the employee performed such duties at Tennant’s principal executive offices, Tennant relocates its principal executive offices to any location other than a location within twenty-five (25) miles of the location of the principal executive offices immediately prior to the Change in Control; or

(g)                                  Tennant requires that the employee travel on Tennant business to a substantially greater extent than required immediately prior to the Change in Control.

Notwithstanding the foregoing, Good Reason shall exist only if the employee first gives written notice to Tennant within ninety (90) days after the conditions giving rise to Good Reason first exist, Tennant fails to cure such conditions within thirty (30) days thereafter, and the employee resigns for Good Reason effective within six (6) months following the date of the employee’s written notice hereunder.

Section 1.11                             Qualified Executive Officer.  A “Qualified Executive Officer” is a U.S. based, common law employee of Tennant who has been designated by Tennant, in its sole discretion, to be eligible to participate in this Executive Officer Plan, who has signed and complied with a Restrictive Covenants Agreement, and who experiences a Separation Date due to a Qualifying Termination. If an individual is classified by Tennant as other than a common law employee (for example, as an independent contractor or leased employee), such individual will not be a Qualified Executive Officer, regardless of the individual’s correct legal status. For this purpose, “U.S. based” includes any United States citizens on a temporary assignment for Tennant abroad in expatriate status and any U.S. permanent residents employed by Tennant with their regular worksite in the United States.

Section 1.12                             Qualifying Termination. A “Qualifying Termination” of an employee designated by Tennant to be eligible to participate in this Executive Officer Plan is a termination of such employee’s employment (a) by Tennant without Cause, or (b) by such employee for Good Reason during the Transition Period, in either case that results in a Separation Date while this Executive Officer Plan is in effect.

Section 1.13                             Restrictive Covenants Agreement.  “Restrictive Covenants Agreement” means an agreement by and between an employee and Tennant addressing non-disclosure of confidential information, assignment of intellectual property, non-solicitation, non-competition or such other terms as may be determined by Tennant, in a form determined by Tennant and which Tennant requires the employee to sign as a condition to becoming a Qualified Executive Officer.

Section 1.14                             Separation Date.  “Separation Date” means the date on which a “separation from service” has occurred for purposes of Code Section 409A.

Section 1.15                             Separation and Release Agreement; Release. A “Separation and Release Agreement” is the document, which if executed by a Qualified Executive Officer, renders the Qualified Executive Officer a Participant in the Executive Officer Plan. Tennant will determine the contents of the Separation and Release Agreement and may revise it from time to time as appropriate to deal with particular severance situations. The Separation and Release Agreement will generally include a release of all claims against Tennant and its representatives, and may also include provisions regarding noncompetition with Tennant for a period of time after the Qualified Executive Officer’s employment terminates, confidentiality, return of Tennant property and other topics.

Section 1.16                             Tennant. “Tennant” generally refers to Tennant Company, a Minnesota Corporation, and its affiliated company Tennant Sales and Service Company, including any successor to Tennant as a result of a Change in Control. However, references to “Tennant” in the “Change in Control” definition and in Article III (Administration) and Article IV (Amendment and Termination) refer only to Tennant Company.

Section 1.17                             Transition Period. “Transition Period” means, for each Qualified Executive Officer under this Executive Officer Plan, the three-year period commencing on the date of the first Change in Control to occur during such Qualified Executive Officer’s employment with Tennant and end on the three (3) year anniversary of such date.

ARTICLE II.

Severance Pay Benefits

Section 2.1                                    Types of Severance Benefits.  It is anticipated that different Participants in this Executive Officer Plan may receive different amounts and/or types of Benefits under this Executive Officer Plan. The amount and type of Benefits that a Participant is entitled to receive are determined under this Article II of the Executive Officer Plan, including the applicable Exhibit (or Exhibits) referred to therein.

Section 2.2                                    Notice of Eligibility.  Each Qualified Executive Officer shall be notified in writing of his or her designation as a Qualified Executive Officer and eligibility to participate in this Executive Officer Plan. Such notice of eligibility shall include a copy of the Summary Executive Officer Plan Description applicable to such Qualified Executive Officer and describe any necessary steps that must be taken in order to become a Participant in the Executive Officer Plan.

Section 2.3                                    Becoming a Participant. To become a Participant, the Qualified Executive Officer must sign and return the Separation and Release Agreement to the Tennant’s General Counsel, c/o of Human Resources Department within the time period indicated by Tennant in the Qualified Executive Officer’s notice of eligibility, as described in Section 2.2. A Separation and Release Agreement returned after the expiration of the indicated time period will not be accepted and the Qualified Executive Officer will not become a Participant and will not receive any Benefits under the Executive Officer Plan.

Section 2.4                                    Termination of Participation.  An individual shall cease to be a Participant of the Executive Officer Plan on the date the Participant fails to comply with any of the requirements under the Executive Officer Plan (including, but not limited to, rescinding the Separation and Release Agreement) or whenever the Participant has received the maximum Benefits available to such Participant under the Executive Officer Plan.

Section 2.5                                    Benefits.  The Benefits payable under this Executive Officer Plan may consist of one or both of the following types of separation pay:

(a)                                        Cash Severance Payments. A Participant who has experienced a Qualifying Termination will be eligible for certain cash severance payments, determined according to the applicable Exhibit for that Participant.

(b)                                        COBRA-Related Payments.  A Participant who has experienced a Qualifying Termination will be eligible to receive a payment or payments related to Tennant’s portion of the monthly premiums for the continuation of the Participant’s group medical, group dental and/or basic group life insurance for a period of time after the Separation Date, determined according to the applicable Exhibit for that Participant.

Section 2.6                                    Ineligibility for Benefits. Notwithstanding anything to the contrary, Benefits will not be paid under the Executive Officer Plan in any of the following circumstances:

•                                          Employee voluntarily terminates employment with Tennant for any reason before or after the Transition Period, or retires under Tennant’s normal employment policies, regardless of termination date;

•                                          Employee voluntarily terminates employment with Tennant during the Transition Period for any reason other than Good Reason;

•                                          Employee’s termination of employment by Tennant for Cause, regardless of termination date;

•                                          Employee begins working in a new position with Tennant on the business day immediately following the employee’s Separation Date;

•                                          Employment terminates due to death, Disability, or failure to return to work for Tennant following a leave of absence, layoff or any other period of authorized absence from Tennant;

•                                          Employee’s termination of employment with Tennant does not qualify as a “separation from service” under Code Section 409A;

•                                          Employee fails to sign a Restrictive Covenants Agreement;

•                                          Employee violates employee’s obligations under a Restrictive Covenants Agreement;

•                                          Employee refuses to sign the Separation and Release Agreement or rescinds or revokes the Release before it becomes final; or

•                                        Employee is covered by a written contract or agreement with Tennant or a severance plan (other than this Executive Officer Plan) at the time employment terminates that provides for severance pay or other benefits upon termination, except to the extent this Executive Officer Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under this Executive Officer Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with Tennant or severance plan).

Section 2.7                                    Qualifying Termination and Payment of Benefits. A Qualifying Employee becomes a Participant and accrues Benefits under this Executive Officer Plan upon the occurrence of both (a) a Qualifying Termination and (b) complete compliance with any terms and conditions placed upon such Benefits. Benefits shall be provided and paid in accordance with the terms and conditions described in this Executive Officer Plan.

Section 2.8                                    Impact upon Other Benefits. Except as provided in Section 2.6 (Ineligibility for Benefits), benefits under this Executive Officer Plan are not intended to impact other benefits to which a Participant is entitled under the terms and conditions of other plans or programs through which such other benefits are provided.  Notwithstanding the previous statement, this Executive Officer Plan is intended to replace and is available in lieu of benefits under any other severance or severance-type benefit plan, formal or informal, sponsored by Tennant which are or previously were available to any Tennant employee, except (a) to the extent such other amounts are deferred compensation subject to Code Section 409A, or (b) to the extent an employee is covered by a written contract or agreement with Tennant or a severance plan (other than this Executive Officer Plan) at the time employment terminates that provides for severance pay or other benefits upon termination, except to the extent this Executive Officer Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under this Executive Officer Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with Tennant or severance plan).

Section 2.9                                    Tax Consequences.

Benefit payments made under this Executive Officer Plan shall be included in the Participant’s taxable income and are subject to all applicable withholdings to the extent required by law.

Section 2.10                             Application of Code Section 409A. It is the intention of Tennant that this Executive Officer Plan, and the Benefits provided hereunder, qualify for certain exceptions from coverage under Code Section 409A (including the current and future regulations or other applicable guidance thereunder), such as the exception for “short-term deferrals,” and “involuntary separation pay plan” payments, and this Executive Officer Plan should be interpreted accordingly.  To the extent that any provision of this Executive Officer Plan does not qualify for an exception due to changes in the regulations, guidance or interpretation, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Executive Officer Plan to the contrary.  In addition, to the extent that any amounts payable under this Executive Officer Plan are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed.  Notwithstanding anything herein to the contrary, if any Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Participant’s Separation Date, then no payments of deferred compensation subject to Code Section 409A and payable due to such Participant’s separation from service shall be made under this Executive Officer Plan before the first business day that is six (6) months after the Participant’s Separation Date (or upon the Participant’s death, if earlier) (the “Specified Period”).  Any deferred compensation payments that would otherwise be required to be made to a Participant during the Specified Period will be accumulated by Tennant and paid to the Participant on the first day after the end of the Specified Period.  The foregoing restriction on the payment of amounts to a Participant during the Specified Period will not apply to the payment of employment taxes.

Section 2.11                             Application of Code Section 280G.  Notwithstanding any provision to the contrary contained in this Executive Officer Plan, if any payment or benefit to be paid or provided to a Participant under this Executive Officer Plan, taken together with any payments or benefits otherwise paid or provided to such Participant by Tennant or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504 without regard to Code Section 1504(b)) of which Tennant is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Code Section 280G (or any successor provision thereto)), and if the net after-tax amount of such parachute payment to such Participant is less than what the net after-tax amount to such Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three (3) times such Participant’s “base amount” (as defined in Code Section 280G(b)(3)) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three (3) times such Participant’s base amount, less $1.00.  Should such a reduction in payments and benefits be required, such Participant shall be entitled, subject to the following sentence, to designate those payments and benefits under this Plan or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to such Participant and avoid characterization of such aggregate payments and benefits as a parachute payment.  Tennant will provide such Participant with all information reasonably requested by such Participant to permit the Participant to make such designation.  To the extent that such Participant’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if such Participant fails to make such a designation within ten business days of receiving the requested information from Tennant, then Tennant shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of Tennant’s determination.  A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Code Section 4999.

ARTICLE III.

Administration

Section 3.1                                           Executive Officer Plan Administrator

(a)                                 The Executive Officer Plan Administrator shall be responsible for the general supervision of the Executive Officer Plan. The Executive Officer Plan Administrator shall also be the named fiduciary of the Executive Officer Plan in accordance with Section 402 of ERISA and therefore shall have authority to control and manage the operation and administration of the Executive Officer Plan. The Executive Officer Plan Administrator shall perform any and all acts necessary or appropriate for the proper management and administration of the Executive Officer Plan.

(b)                                 Unless otherwise specifically provided by the Board of Directors of Tennant Company, the Senior Vice President, General Counsel of Tennant or the Senior Vice President, Chief Administration Officer of Tennant shall act on behalf of Tennant Company in its capacity as Executive Officer Plan Administrator.

Section 3.2                                    Powers of Executive Officer Plan Administrator. The Executive Officer Plan Administrator shall have all powers necessary to administer the Executive Officer Plan, including but not limited to authority to interpret the Executive Officer Plan terms, determine eligibility, determine benefits and the authority to contract with service providers.

Section 3.3                                    Expenses.  Tennant shall bear all administrative costs of the Executive Officer Plan.

Section 3.4                                    Reports and Records.  Tennant, the Executive Officer Plan Administrator and others to whom Tennant Company has delegated duties and responsibilities under the Executive Officer Plan shall keep accurate and detailed records of any matters pertaining to administration of the Executive Officer Plan or compliance with applicable law.

Section 3.5                                    Rule Against Discrimination. The Executive Officer Plan Administrator shall exercise its discretion under this Executive Officer Plan in a uniform manner so that all similarly situated Participants (or their beneficiaries) shall be similarly treated. However, nothing precludes Tennant from offering benefits to a Participant that are in addition to the benefits otherwise available under this Executive Officer Plan, or, with the consent of the Participant, different from the Benefits otherwise available under this Executive Officer Plan.

ARTICLE IV.

Amendment and Termination

Section 4.1                                    Amendment.  Subject to Section 4.3, Tennant reserves the right in its discretion to amend the Executive Officer Plan at any time, and from time to time, in whole or in part, and in any manner without the consent or notice to any employee or any other person having any beneficial interest in this Executive Officer Plan. Such amendment will be in writing. Such action may be taken by the Board of Directors of Tennant or by any other individual or committee to whom such authority has been delegated by the Board of Directors.

Section 4.2                                    Termination. Subject to Section 4.3, Tennant reserves the right in its discretion to terminate the Executive Officer Plan at any time and in any manner. Such action will be in writing. Such action may be taken by the Board of Directors of Tennant or by any other individual or committee to whom such authority has been delegated by the Board of Directors. After termination, the rights and obligations of any persons named herein or otherwise affected by the Executive Officer Plan shall be limited to those which have accrued to the date of Executive Officer Plan termination.

Section 4.3                                    Exceptions.  Notwithstanding the foregoing, any material change to the Benefits payable to an executive officer of Tennant under this Executive Officer Plan must be approved by the Compensation Committee of the Tennant Board of Directors.  However, during the Transition Period following a Change in Control, this Executive Officer Plan may not be amended, terminated or otherwise altered to reduce the amount (or negatively change the terms) of any Benefits that may become available to a Qualified Executive Officer as of the day prior to the Change in Control or any Benefits that become available to a Participant during the Transition Period.  In addition, notwithstanding the above limitations, this Executive Officer Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring this Executive Officer Plan into compliance with applicable law, including but not limited to Code Section 409A.

ARTICLE V.

Miscellaneous

Section 5.1                                    Participant Rights. Notwithstanding any provision of this Executive Officer Plan to the contrary, no provision of this Executive Officer Plan shall be construed as giving to any Participant legal or equitable rights against Tennant or any employee thereof. Further, the action of Tennant in creating this Executive Officer Plan shall not be construed to constitute and shall not be evidence of any contractual relationship between Tennant and any Participant, or as a right of any Participant to continue in the employment of Tennant, or as a limitation of the right of Tennant to discharge any of its employees, with or without cause. Tennant shall have the absolute right to deal with any employee who may be a Participant hereunder at any time as if the Executive Officer Plan had never been established.

Section 5.2                                    Indemnification. Subject to the requirements  of ERISA,  Tennant does  hereby indemnify and hold harmless any employee that is deemed to be a fiduciary with respect to the Executive Officer Plan under the terms and provisions of ERISA, the regulations promulgated thereunder or case law which develops under ERISA against any and all losses, claims, damages, expense (including court costs and attorneys’ fees) and liability arising from the employee’s duties and responsibilities in connection with the Executive Officer Plan unless the same is determined to be due to gross negligence or willful misconduct.

Section 5.3                                    Applicable Law. This Executive Officer Plan is intended to be construed, and all rights and duties hereunder are to be governed, in accordance with the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Section 5.4                                    Alienation or Assignment of Benefits.  No Benefit due at any time under   this Executive Officer Plan is to be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind. Participants cannot assign his/her Benefits to anyone else and such Benefits are not subject to attachment by creditors. Tennant will not pay Executive Officer Plan Benefits to anyone other than a Participant (or the Participant’s estate if the Participant dies after properly signing and not revoking the Separation and Release Agreement, but before Tennant pays the benefit).

Section 5.5                                    Interpretation. Whenever used in this Executive Officer Plan, the masculine pronoun shall include the feminine and the singular shall include the plural unless a different meaning is otherwise required by the context.

Section 5.6                                    Family and Medical Leave Act of 1993.  Notwithstanding any provision of this Executive Officer Plan to the contrary, this Executive Officer Plan shall be administered and maintained in a manner consistent with the Family and Medical Leave Act of 1993.

ARTICLE VI.

Additional Information

Executive Officer Plan Name:  Tennant Company Executive Officer Severance Plan

Executive Officer Plan Administrator & Executive Officer Plan Sponsor

Tennant Company is the “Executive Officer Plan Sponsor” and “Executive Officer Plan Administrator” of this Executive Officer Plan. Communications with Tennant regarding the Executive Officer Plan should be addressed to:

Tennant Company

Attn: General Counsel

701 North Lilac Drive

Golden Valley, Minnesota 55422

763-540-1200

As Executive Officer Plan Administrator, Tennant Company has complete discretionary authority to interpret the provisions of the Executive Officer Plan and to determine which employees are eligible for Executive Officer Plan benefits, the requirements to receive severance benefits, and the amount of those benefits. Tennant also has authority to correct any errors that may occur in the administration of the Executive Officer Plan, including recovering any overpayment of benefits from the person who received it.

Employer Identification Number (EIN): Tennant Company          41-0572550

Participating Employers

Tennant Company

Tennant Sales and Service Company

Type of Administration & Funding

This Executive Officer Plan is administered by Tennant Company. Benefits are paid out of the general assets of Tennant Company; there is no trust and there are no trustees. No Participant contributions are required or permitted.

Executive Officer Plan Type & Executive Officer Plan Number

This Executive Officer Plan is a welfare benefit plan providing severance benefits under certain termination of employment situations.  The Executive Officer Plan Number is     .

Agent for Service of Legal Process

Legal process regarding the Executive Officer Plan may be served on Tennant Company at the address listed above.

Executive Officer Plan Year

January 1 through December 31.

Claims Procedure

Normally, the Executive Officer Plan Administrator will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form.

If the Executive Officer Plan Administrator has not acted on a termination (or if you disagree with a decision made by the Executive Officer Plan Administrator), you or your authorized representative may submit a written claim for benefits. The claim must be submitted to Tennant Company’s Human Resources Department within six (6) months after the date you terminated employment.  Claims received after that time will not be considered.

The Executive Officer Plan Administrator will ordinarily respond to the claim within ninety (90) days of receiving it. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension and the reason why the extension is necessary. If the claim is denied in whole or in part, the denial notice shall be in writing and shall explain the specific reason for the denial. The notice to the Participant shall make reference to the specific provisions in the Executive Officer Plan, and suggest steps, if any, necessary to perfect the claim of the Participant.

Appeals. If you disagree with the initial claim determination, you or your authorized representative can request that the decision be reviewed by filing a written request for review with Tennant Company’s Human Resources Department within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements or other documentation supporting your claim. Upon request, you may review all documents relevant to your claim. (You may also receive copies of these documents free of charge.)

Generally, the decision will be reviewed within 60 days after the Executive Officer Plan Administrator receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Executive Officer Plan provisions on which the decision is based.

If you receive no response by the end of the appeal’s initial 60-day appear period or any extension period, you should consider the appeal denied. You are entitled to a written explanation of the reason for the denial.

If your appeal is denied, in whole or in part, and you disagree with the appeal determination, then you and the Executive Officer Plan Administrator shall engage in good faith resolution efforts, including mediation with a neutral mediator agreeable to you and the Executive Officer Plan Administrator, to resolve the matter.  If such resolution efforts are unsuccessful, after reasonable participation by you and the Executive Officer Plan Administrator, then you have the right to file a lawsuit challenging the Executive Officer Plan Administrator’s determination.  Note that you must follow this claims procedure if you have a claim; the failure to do so may prevent you from challenging an adverse decision in court.  In addition, after you have completed the claims and appeal procedures above, if you wish to bring a lawsuit, you must do so within one year of the final denial of your claim.  Failure to file a lawsuit within this time period will cause your rights to expire.  All lawsuits arising under the Plan or relating to the Plan must be submitted to the United States District Court of the District of Minnesota.  By participating in the Plan, or by asserting an entitlement to any right or benefit under the Plan, you consent to the United States District Court of the District of Minnesota’s exercise of personal jurisdiction over you, and waive any argument that that forum is not a convenient forum in which to resolve the lawsuit.

ERISA Statement of Rights

As a Participant in the Executive Officer Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Executive Officer Plan participants are entitled to:

1.                                      Examine, without charge, at Tennant’s Human Resources Department and at other specified locations, such as worksites, all documents governing the Executive Officer Plan and a copy of the latest annual report (Form 5500 Series) filed by the Executive Officer Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, if required.

2.                                      Obtain, upon written request to Tennant’s Human Resources Department, copies of documents governing the operation of the Executive Officer Plan and copies of the latest annual report (Form 5500 Series), if required, and updated summary plan description. Tennant may make a reasonable charge for the copies.

3.                                      Receive a summary of the Executive Officer Plan’s annual financial report (if the Executive Officer Plan is required to file such a report). Tennant is required by law to furnish each participant with a copy of this summary financial report.

In addition to creating rights for Executive Officer Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Executive Officer Plan. The people who operate your plan, called “fiduciaries” of the Executive Officer Plan, have a duty to do so prudently and in the interest of you and the other Executive Officer Plan Participants.  No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all with certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Executive Officer Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require Tennant to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond its control. If you have a claim for welfare benefits which is denied or ignored, in whole or in part and you have exhausted your appeal rights under the Executive Officer Plan’s claims procedure, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

If you have any questions about the Executive Officer Plan, you should contact the Executive Officer Plan Administrator. If you have any questions about this statement or about your rights under ERISA, of it you need assistance in obtaining documents from Tennant, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Applies to: Tennant Company’s Chief Executive Officer

Benefits For a Qualified Executive Officer Who is Tennant’s Chief Executive Officer:

To be determined.

EXHIBIT B

Applies to: All Qualified Executive Officers other than Tennant Company’s Chief Executive Officer

Benefits if a Qualified Executive Officer Experiences a Separation Date due to an involuntary termination of employment of the Qualified Executive Officer’s employment by Tennant without Cause prior to an event that would otherwise constitute a Change in Control (subject to Section 1.8(e)(iii)) or after the Transition Period ends:

(a)                                 Tennant shall pay Participant, in accordance with Tennant’s regular payroll practices, Participant’s then-current base salary, less applicable withholdings, for a period of twelve (12) consecutive months after the Separation Date.

(b)                                 If the Separation Date is any day other than the last day of the plan year for Tennant’s then-applicable short-term incentive plan (“STIP”), Tennant shall pay to Participant an amount equal to a pro rata portion (based on the number of days in the STIP plan year occurring on or before, and after, the Separation Date) of the award that would have been payable to Participant under the STIP for such STIP plan year based on actual performance of objectives under the STIP for such STIP plan year had Participant remained employed by Tennant until the end of such STIP plan year, less applicable withholdings; provided, however, that award amount (before pro ration) shall not exceed an award based on target performance.  The payment shall be made on the date awards under the STIP for such STIP plan year are or would have been paid to the participants in the STIP, but in any event not later than 2-1/2 months after the end of such STIP plan year.

(c)                                  If Participant (and/or Participant’s covered dependents) is eligible and properly elects under COBRA to continue group medical and/or dental insurance coverage, as in place immediately prior to the Separation Date, Tennant shall continue to pay Tennant’s portion of any such premiums or costs of coverage for a period of up to twelve (12) months following the Separation Date.  Tennant will stop paying its portion of the medical, group dental and/or group life insurance premiums, as applicable, prior to the end of the 12-month period if Participant (and Participant’s covered dependents) is no longer eligible for COBRA coverage or fails to timely pay the employee portion of such premiums.  All Tennant-provided medical and/or dental premiums under this provision shall be paid directly to the insurance carrier or other provider.

Notwithstanding anything above to the contrary, the benefits payable to Participant under (a) above shall not exceed two (2) times the lesser of: (i) the Code Section 401(a)(17) compensation limit for the year in which the Separation Date occurs; or (ii) Participant’s annual compensation (as defined in Treas. Reg. § 1.415-2(d)) for services to Tennant for the calendar year prior to the calendar year in which the Separation Date occurs.  If application of the maximum limitations under the prior sentence results in a reduction of the amount that would otherwise be payable under (a) above, then Tennant shall pay to Participant the difference between the amount payable under (a) above and the maximum amount payable after application of the prior sentence, with such payment payable in a cash lump sum, less applicable withholdings, no later than 2-1/2 months after the Separation Date.

Benefits if a Qualified Executive Officer Experiences a Separation Date due to an involuntary termination of employment of the Qualified Executive Officer’s employment by Tennant without Cause or by the Qualified Executive Officer for Good Reason during the Transition Period (or as covered by Section 1.8(e)(iii)):

(a)                                 Tennant shall pay Participant a lump sum cash payment equal to two (2) times Participant’s Annual Compensation (as defined below), less applicable withholdings.  “Annual Compensation” means the sum of (i) Participant’s highest annual base salary as a Tennant employee, plus (ii) the higher of Participant’s STIP target award for the STIP plan year in which the Separation Date occurs and (B) the average annual STIP award payable by Tennant to Participant for the two (2) full plan years immediately preceding the Separation Date (or for such shorter period of Participant’s participation in the STIP).  For the avoidance of doubt, when calculating Annual Compensation, base salary and STIP amounts shall not be reduced by any amounts that Participant may have elected to defer under any deferred compensation plan or program of Tennant.

(b)                                 If the Separation Date is any day other than the last day of the plan year for Tennant’s then-applicable short-term incentive plan (“STIP”), Tennant shall pay to Participant an amount equal to a pro rata portion (based on the number of days in the STIP plan year occurring on or before, and after, the Separation Date) that would have been payable to Participant under the STIP for such STIP plan year had all performance targets been met and Participant remained employed by Tennant until the end of such STIP plan year, less applicable withholdings.

(c)                                  Tennant shall pay to Participant a lump sum cash payment equal to eighteen (18) times Tennant’s portion of the premium of the monthly premiums for group medical, group dental and/or basic group life insurance coverage, less applicable withholdings, to the extent Participant is participating in such plans, and at the premium rates in effect, immediately prior to the Separation Date.

The amounts payable under (a), (b) and (c) above shall be paid to Participant no later than 2-1/2 months after the Separation Date; provided, however, that if Participant’s Separation Date occurs in connection with a Change in Control described in Section 1.8(e) of the Executive Officer Plan but before the occurrence of a Change in Control described in Section 1.8(a)-(d) of the Executive Officer Plan, then the amounts payable pursuant to (a) and (b) above shall be paid to Participant no later than 2-1/2 months after the occurrence of the Change in Control described in Section 1.8(a)-(d) of the Executive Officer Plan, subject to reduction based on any Benefits that Participant has received under the Executive Officer Plan based on the Separation Date occurring before a Change in Control described in Section 1.8(e).